Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2017 Results

ORLANDO, Fla., Feb. 27, 2018— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and full year of 2017.

Highlights

•

Fiscal 2017 total revenues were $1.26 billion, compared to $1.34 billion in fiscal 2016. Net loss was $202.4 million, which included an after-tax, non-cash goodwill impairment charge of $215.1 million, as compared to a net loss of $12.5 million in fiscal 2016.

•	Fiscal 2017 Adjusted EBITDA[1] was $300.8 million, or $5.8 million higher than the top end of the Company’s most recent full year guidance range, compared to $332.0 million in fiscal 2016.
•

Fourth quarter total revenues were $265.5 million, compared to $267.6 million in the fourth quarter of 2016. Net loss was $20.4 million, as compared to a net loss of $11.9 million in the fourth quarter of 2016.

•	Fourth quarter 2017 trends showed improvement versus the first nine months of the year
o	Fourth quarter attendance was down 2.7% from the prior year fourth quarter compared to full year 2017 attendance which was down 5.5% from prior year.
o	Fourth quarter 2017 total revenue per capita was up 2.0% from the prior year fourth quarter compared to full year 2017 total revenue per capita which was down a modest 0.6% from prior year.
o

Fourth quarter 2017 Adjusted EBITDA was down $3.5 million compared to the fourth quarter of 2016. However, the fourth quarter 2017 Adjusted EBITDA calculation does not reflect approximately $3.8 million of adjustments due to certain limitations in the Company’s credit agreement[2].

•	In 2017, the Company helped rescue and rehabilitate over 2,100 animals and surpassed 31,000 total rescues over its history.
•

Year-to-date 2018 trends are positive when compared to the prior year period with increases in season pass sales and total attendance, led by significant increases in both metrics at SeaWorld San Diego.

•	Confident in 2018
o

On track to deliver $40 million of previously announced net cost savings by year-end 2018 and an additional $25 million of previously announced cost savings for 2018, a portion of which may be used to offset any potential cost pressures.

o	One of the best new product line-ups in the Company’s history with 15 new rides, attractions and events being introduced across the park portfolio.
o	Most comprehensive marketing and communications strategy bolstered by the largest investment in such efforts in the Company’s history.

“We are encouraged by the improvements we saw in the business in the fourth quarter,” said John Reilly, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “Our fourth quarter results were favorably impacted by the continued strong reception of our Halloween and Christmas events. We saw positive trends from our 300-mile and in guests from many of our parks and we saw an increase in overall admission per capita and in-park per capita spending.  We did continue to see some weakness from our international and U.S. domestic guests which we plan to specifically address with our 2018 sales and marketing initiatives.”

“Looking ahead to 2018 we are excited to see positive trends,” continued Reilly.  “Year-to-date attendance and season pass sales to date have increased year-over-year, led by our SeaWorld San Diego park which is rebounding from a difficult 2017.  We have one of the most compelling line-ups of new rides, attractions or events across our parks that we have ever had.  We are implementing new pricing and ticketing strategies combined with new sales and marketing initiatives that we believe will help drive attendance, revenue and Adjusted EBITDA across our parks.  We also remain on track to deliver the previously announced $40 million in total net cost savings by the end of 2018 and the additional $25 million of previously announced cost savings.  With our highly compelling product lineup, updated pricing strategies and aggressive marketing and advertising plans, we are confident that we are well-positioned to deliver strong financial performance in 2018.”

[1] This earnings release includes several metrics, including Adjusted EBITDA and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

[2] Adjusted EBITDA is consistent with the Company’s Adjusted EBITDA as defined in the Company’s credit agreement.  Due to limitations under the Company’s credit agreement, the amount which the Company is able to add back to Adjusted EBITDA for certain adjusting items is limited to $15.0 million in any fiscal year.  Due to these credit agreement limitations, the Adjusted EBITDA calculation presented does not reflect $2.5 million of certain costs incurred in the fourth quarter of 2017.  Additionally, under the terms of the Company’s credit agreement, the Company is permitted to add back certain expenses on an after-tax basis only, and accordingly, the Adjusted EBITDA calculation for the fourth quarter of 2017 does not reflect approximately $1.3 million related to these items.

Fourth Quarter 2017 Results

In the fourth quarter of 2017, the Company hosted approximately 4.26 million guests, generated total revenues of $265.5 million, incurred a net loss of $20.4 million and generated Adjusted EBITDA of $54.7 million. Attendance in the fourth quarter was impacted by weakness in international and U.S. domestic market attendance (defined as guests outside of a 300-mile radius from the Company’s parks), partially offset by an increase from 300-mile and in guests in certain markets due in part to the continued popularity of the Company’s Halloween and Christmas events.  Revenue was impacted by a modest decline in attendance largely offset by increased admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance).  Adjusted EBITDA was primarily impacted by the decline in revenue.

	Three Months Ended December 31,		Variance
	2017	2016	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$265.5	$267.6	(0.8%)
Net loss	$(20.4)	$(11.9)	(71.7%)
Net loss per share, diluted	$(0.24)	$(0.14)	(70.2%)
Adjusted EBITDA	$54.7	$58.1	(6.0%)
Net cash provided by operating activities	$4.7	$21.5	(78.3%)
Attendance	4.26	4.38	(2.7%)
Total revenue per capita	$62.32	$61.12	2.0%
Admission per capita	$37.57	$37.07	1.3%
In-Park per capita spending	$24.75	$24.06	2.9%

Fiscal 2017 Results

In fiscal 2017, the Company hosted 20.8 million guests, generated total revenues of $1.26 billion, incurred a net loss of $202.4 million, which included an after-tax, non-cash goodwill impairment charge of $215.1 million and generated Adjusted EBITDA of $300.8 million. Attendance for the year was negatively impacted by a decline in U.S. domestic and international attendance partially offset by an increase in attendance from guests within 300 miles of our parks in certain markets.  Revenue was primarily impacted by a decline in attendance, partially offset by an increase in in-park per capita spending.  Adjusted EBITDA was negatively impacted by a decline in revenue, partially offset by a decline in expenses.

	Fiscal Year Ended December 31,		Variance
	2017	2016	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,263.3	$1,344.3	(6.0%)
Net loss	$(202.4)	$(12.5)	NM
Net loss per share, diluted	$(2.36)	$(0.15)	NM
Adjusted EBITDA	$300.8	$332.0	(9.4%)
Net cash provided by operating activities	$192.5	$280.4	(31.4%)
Attendance	20.80	22.00	(5.5%)
Total revenue per capita	$60.74	$61.10	(0.6%)
Admission per capita	$36.79	$37.17	(1.0%)
In-Park per capita spending	$23.96	$23.93	0.1%

Strong 2018 New Rides, Attraction and Event Line Up

•

SeaWorld Orlando: Infinity Falls a river rapids raft ride with the highest vertical drop for a ride of its type in the U.S. and Inside Look, an event taking guests behind the scenes to provide a better understanding of the Company’s veterinary care and animal rescue operations.

•

SeaWorld San Diego: Electric Eel a triple-launch steel coaster that will be the tallest and fastest coaster in San Diego with speeds of more than 60 miles per hour; Sesame Parade, the first Sesame parade on the West Coast; and Inside Look.

•	SeaWorld San Antonio: Electric Ocean a high-energy electrifying light and music celebration; Sesame Parade, the first Sesame parade in Texas; and Inside Look.
•

Busch Gardens Williamsburg: Battle for Eire a first of its kind virtual reality attraction that is a marriage of a motion-based theater simulator with a state-of-the-art 360-degree virtual reality technology.

•

Busch Gardens Tampa: BierFest, a one-of-a-kind Oktoberfest celebration featuring a selection of international and local craft brews, traditional German cuisine and festive music; an enhanced Summer Nights featuring themed party zones and sensational summer cuisine.

•	Sesame Place: Oscar’s Wacky Taxi children’s rollercoaster, a first of its kind wooden-steel hybrid roller coaster for kids that is one of the largest new attractions in the park’s history.
•	Aquatica Orlando: Ray Rush water slide, a first of its kind in the state of Florida raft ride that offers a fully-loaded water adventure with three ways to slide, splash and soar.
•	Aquatica San Antonio: Taumata Racer water slide, a high-speed competitive waterslide with six side-by-side lanes and over 375 feet of track.
•	Adventure Island: Vanish Point water slide; a 70-foot drop slide, the highest and longest drop slide in the Tampa Bay area, with 425 feet of spiraling tubes.

Debt and Liquidity

Net debt as calculated under the credit agreement governing the Company’s Senior Secured Credit Facilities as of December 31, 2017 was $1.53 billion, which translates to a net leverage ratio of 5.08x Fiscal 2017 Adjusted EBITDA.

Marc Swanson, Chief Financial Officer of SeaWorld Entertainment, Inc. said, “We are pleased with our better than expected 2017 Adjusted EBITDA performance and the early trends we are seeing so far in the first quarter of 2018.  In addition, with our significant annual operating cash flow we continue to feel confident about our financial flexibility heading into 2018.”

Conference Call

The Company will hold a conference call today, Tuesday, February 27, 2018 at 9 a.m. Eastern Time to discuss its fourth quarter and full year 2017 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time February 27, 2018 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 27, 2018 through 11:59 p.m. Eastern Time on March 13, 2018 by dialing (877) 344-7529 from anywhere in the U.S. or (412) 317-0088 from international locations, and entering conference code 10116331.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Reputation & Communications

Travis.Claytor@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2017	2016	$	%	2017	2016	$	%
Net revenues:
Admissions	$160,065	$162,283	$(2,218)	(1%)	$765,072	$817,793	$(52,721)	(6%)
Food, merchandise and other	105,440	105,314	126	0%	498,252	526,499	(28,247)	(5%)
Total revenues	265,505	267,597	(2,092)	(1%)	1,263,324	1,344,292	(80,968)	(6%)
Costs and expenses:
Cost of food, merchandise and other revenues	20,382	18,875	1,507	8%	95,914	100,643	(4,729)	(5%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $1,219 and $662 for the three months ended December 31, 2017 and 2016, respectively and $7,049 and $11,033 for the years ended December 31, 2017 and 2016, respectively) (a)	160,716	166,362	(5,646)	(3%)	702,111	736,842	(34,731)	(5%)
Selling, general and administrative (includes equity compensation of $2,719 and $2,257 for the three months ended December 31, 2017 and 2016, respectively and $16,154 and $26,482 for the years ended December 31, 2017 and 2016, respectively) (b)	52,496	42,023	10,473	25%	228,836	238,557	(9,721)	(4%)
Goodwill impairment charge (c)	—	—	—	—	269,332	—	269,332	ND
Restructuring and other related costs (d)	100	8,904	(8,804)	(99%)	5,200	9,016	(3,816)	(42%)
Depreciation and amortization	42,697	42,972	(275)	(1%)	163,294	199,649	(36,355)	(18%)
Total costs and expenses	276,391	279,136	(2,745)	(1%)	1,464,687	1,284,707	179,980	14%
Operating (loss) income	(10,886)	(11,539)	653	6%	(201,363)	59,585	(260,948)	NM
Other (income) expense, net	(4)	77	(81)	NM	(115)	125	(240)	NM
Interest expense	20,128	18,364	1,764	10%	78,001	62,661	15,340	24%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	—	—	—	—	8,143	—	8,143	ND
Loss before income taxes	(31,010)	(29,980)	(1,030)	(3%)	(287,392)	(3,201)	(284,191)	NM
(Benefit from) provision for income taxes	(10,569)	(18,075)	7,506	42%	(85,006)	9,330	(94,336)	NM
Net loss	$(20,441)	$(11,905)	$(8,536)	(72%)	$(202,386)	$(12,531)	$(189,855)	NM
Loss per share:
Net loss per share, basic	$(0.24)	$(0.14)			$(2.36)	$(0.15)
Net loss per share, diluted	$(0.24)	$(0.14)			$(2.36)	$(0.15)

Weighted average common shares outstanding:
Basic	86,105	85,335			85,811	84,925
Diluted (f)	86,105	85,335			85,811	84,925

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2017	2016	$	%	2017	2016	$	%
Net loss	$(20,441)	$(11,905)	$(8,536)	(72%)	$(202,386)	$(12,531)	$(189,855)	NM
(Benefit from) provision for income taxes	(10,569)	(18,075)	7,506	42%	(85,006)	9,330	(94,336)	NM
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	—	—	—	—	8,143	—	8,143	ND
Interest expense	20,128	18,364	1,764	10%	78,001	62,661	15,340	24%
Depreciation and amortization	42,697	42,972	(275)	(1%)	163,294	199,649	(36,355)	(18%)
Goodwill impairment charge (c)	—	—	—	—	269,332	—	269,332	ND
Equity-based compensation expense (g)	3,938	2,919	1,019	35%	23,203	37,515	(14,312)	(38%)
Other non-cash expenses (h)	3,704	2,738	966	35%	12,431	9,382	3,049	32%
Business optimization costs(i)	711	10,445	(9,734)	(93%)	10,545	12,384	(1,839)	(15%)
Other adjusting items (j)	1,205	660	545	83%	5,537	3,365	2,172	65%
Other items (k)	3,286	—	3,286	ND	7,749	233	7,516	NM
Estimated cost savings (l)	10,000	10,000	—	—	10,000	10,000	—	—
Adjusted EBITDA (m)	$54,659	$58,118	$(3,459)	(6%)	$300,843	$331,988	$(31,145)	(9%)
Net cash provided by operating activities	$4,678	$21,541	$(16,863)	(78%)	$192,457	$280,412	$(87,955)	(31%)
Capital expenditures	32,879	25,022	7,857	31%	172,517	160,518	11,999	7%
Free Cash Flow (n)	$(28,201)	$(3,481)	$(24,720)	NM	$19,940	$119,894	$(99,954)	(83%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2017	2016
Cash and cash equivalents	$33,178	$68,958
Total assets	$2,085,782	$2,378,771
Long-term debt, including current maturities:
Term B-5 Loans	$990,819	$—
Term B-2 Loans	554,227	1,327,850
Term B-3 Loans	—	245,800
Revolving Credit Facility	15,000	24,351
Total long-term debt, including current maturities	$1,560,046	$1,598,001
Total stockholders' equity	$287,466	$461,215

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2017	2016	#	%	2017	2016	#	%
Attendance	4,260	4,378	(118)	(2.7%)	20,798	22,000	(1,202)	(5.5%)
Total revenue per capita (o)	$62.32	$61.12	$1.20	2.0%	$60.74	$61.10	$(0.36)	(0.6%)

ND-Not determinable.

NM-Not meaningful.

(a) Includes non-cash equity compensation expense, which for the year ended December 31, 2017, includes approximately $2.8 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017. Includes non-cash equity compensation expense, which for the year ended December 31, 2016, includes approximately $9.0 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the year ended December 31, 2017 includes approximately $5.6 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017. Includes non-cash equity compensation expense, which for the year ended December 31, 2016, includes approximately $18.5 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects a non-cash goodwill impairment charge recorded in the year ended December 31, 2017 related to full impairment of goodwill for the Company’s SeaWorld Orlando reporting unit during the second quarter of 2017.

(d) For the year ended December 31, 2017, reflects restructuring and other related costs primarily related to $5.2 million of severance and other termination benefits associated with certain positions which were eliminated in the fourth quarter of 2017 as a result of the 2017 Restructuring Program. For the year ended December 31, 2016, reflects restructuring and other related costs primarily related to $8.9 million of severance and other employment expenses for positions eliminated in connection with the 2016 Restructuring Program.

(e) For the year ended December 31, 2017, reflects primarily the write-off of $8.0 million in debt issuance costs on the Term B-5 Loans.

(f) During the three months ended December 31, 2017 and 2016, the Company excluded potentially dilutive shares of approximately 4,950,000 and 4,795,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.  During the years ended December 31, 2017 and 2016, the Company excluded potentially dilutive shares of approximately 5,090,000 and 4,807,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss during those periods.

(g) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the year ended December 31, 2017, includes $8.4 million associated with certain performance-vesting restricted shares, a portion of which vested on May 8, 2017. For the year ended December 31, 2016, includes $27.5 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(h) Reflects non-cash expenses related to miscellaneous asset write-offs, including $7.8 million associated with certain long-lived assets which were impaired during the year ended December 31, 2017 and $6.4 million in the year ended December 31, 2016 associated with the canceled Blue World Project, and non-cash losses on derivatives.

(i) Reflects primarily certain business optimization and strategic initiative costs primarily consisting of (1) $0.1 million and $5.2 million related to the 2017 Restructuring Program in the three months and year ended December 31, 2017, respectively, and $8.9 million related to the 2016 Restructuring Program in the three months and year ended December 31, 2016; (2) third party consulting and legal costs of $0.5 million and $4.8 million in the three months and year ended December 31, 2017, respectively, and $0.9 million and $2.4 million of third party consulting and legal costs in the three months and year ended December 31, 2016, respectively; and (3) net separation costs of $0.1 million and $0.6 million incurred in the three months and year ended December 31, 2017, respectively, for certain positions eliminated not related to a formal restructuring program or cost saving initiative. For the year ended December 31, 2016, also includes $1.1 million of other severance and employment expenses incurred in 2016. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2017 other business optimization costs incurred in 2017 due to limitations as described in footnote (m) below.

(j) Reflects primarily product and intellectual property development costs incurred. The Adjusted EBITDA calculations presented in the table above do not reflect certain 2017 product and intellectual property development costs incurred in 2017 due to limitations as described in footnote (m) below. For the three months and year ended December 31, 2017, also includes approximately $0.9 million of costs incurred related to other strategic initiatives not subject to the limitations as described in footnote (m) below. Also includes state franchise taxes paid of approximately $0.2 million in the years ended December 31, 2017 and 2016.

(k) Reflects the impact of certain expenses incurred primarily related to legal matters during the years ended December 31, 2017 and 2016 which the Company is permitted to exclude under the credit agreement governing the Company’s Senior Secured Credit Facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of approximately $1.3 million and $4.0 million in the three months and year ended December 31, 2017, respectively, and $0.1 million in the year ended December 31, 2016. For the three months and year ended December 31, 2017, the impact of the Tax Cuts and Jobs Act increased the add-back related to these items by $0.4 million.

(l) For the years ended December 31, 2017 and 2016, reflects estimated cost savings related to the 2017 and 2016 Restructuring Programs.  These estimated cost savings are a non-GAAP Adjusted EBITDA add-back item only that does not impact the Company’s reported GAAP net (loss) income. Pursuant to the credit agreement governing the Company’s Senior Secured Credit Facilities, the Company’s calculation of Adjusted EBITDA reflects, subject to certain limitations, estimated cost savings resulting from certain specified actions, including restructurings and cost savings initiatives.  The credit agreement governing the Company’s Senior Secured Credit Facilities limits the amount of estimated cost savings that do not result from acquisitions or dispositions which may be reflected in the calculation of Adjusted EBITDA to $10.0 million for any applicable four consecutive fiscal quarters.

(m) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

For covenant calculation purposes under the Company’s credit agreement, in 2017, the amount which the Company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $15.0 million in any fiscal year (with certain unused amounts carried over from the prior fiscal year).  Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $2.5 million of business optimization and product and intellectual property development costs incurred in fourth quarter and year ended December 31, 2017.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies. Prior to the second quarter of 2016, the Company’s definition of Free Cash Flow differed from the above.  The Company changed the definition of Free Cash Flow to provide a more meaningful metric to investors.

(o) Calculated as total revenues divided by attendance.